Exhibit 10.3

EXECUTION VERSION

TIME SHARING AGREEMENT

The Agreement, made and entered into as of January 8, 2018 and effective as of July 1, 2018 (the “Effective Date”), is by and between Domino’s Pizza LLC, a limited liability company organized and existing under the laws of the State of Michigan (“Domino’s”) and Richard E. Allison, Jr. (“User”).

WITNESSETH:

WHEREAS, Domino’s is the owner of one (1) Dassault Falcon 2000EX aircraft bearing FAA Registration Number N147CJ and Manufacturer’s Serial Number 147 (the “Aircraft”); and

WHEREAS, User desires use of the Aircraft on a limited basis; and

WHEREAS, Domino’s desires to make the Aircraft available to User on a time sharing basis in accordance with §91.501 of the Federal Aviation Regulations (the “FARs”).

NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

1. Provision of Aircraft. Domino’s agrees to provide the Aircraft to User on a time sharing basis in accordance with the provisions of 91.501(b)(6), 91.501(c)(1) and 91.501(d) of the FARs for a term of one (1) year commencing on the Effective Date. The term shall be automatically extended for additional one (1)-year terms on the same conditions as set forth herein unless earlier terminated pursuant to Paragraph 15 below.

2. Annual Provision for Personal Usage. While User is employed under the Employment Agreement by and among Domino’s, Domino’s Pizza, Inc. and User, dated as of the date hereof (the “Employment Agreement”), Domino’s agrees, at Domino’s expense, to make available to User (and his family and guests when traveling with him), the Aircraft for personal use at his discretion, provided that any such personal use shall be limited to forty-five (45) hours per year (the “Yearly Aircraft Hours”). For personal use of the Aircraft in excess of the Yearly Aircraft Hours, User shall reimburse Domino’s in accordance with Paragraph 3 below.

3. Reimbursement of Expenses. For each flight conducted under this Agreement for personal use of the Aircraft in excess of the Yearly Aircraft Hours, User shall pay Domino’s the sum of the expenses of operating such flight to the extent prescribed by FAR 91.501(d), i.e., the sum of the expenses set forth in subparagraphs (a)—(k) below:

(a) Fuel, oil, lubricants, and other additives;

(b) Travel expenses of the crew, including food, lodging, and ground transportation;

(c) Hangar and tie-down costs away from the Aircraft’s base of operation;

(d) Insurance obtained for the specific flight;

(e) Landing fees, airport taxes, and similar assessments;

(f) Customs, foreign permit, and similar fees directly related to the flight;

(g) In-flight food and beverages;

(h) Passenger ground transportation;

(i) Federal excise taxes;

(j) Flight planning and weather contract services; and

(k) An additional charge equal to one hundred percent (100%) of the expenses listed in subparagraph (a) above.

4. Invoicing and Payment. All payments to be made to Domino’s by User hereunder shall be paid in the manner set forth in this Paragraph 4. Domino’s will pay to suppliers, employees, contractors and governmental entities all expenses related to the operation of the Aircraft hereunder in the ordinary course. As to each flight operated hereunder, Domino’s shall provide to User an invoice for the charges specified in Paragraph 3 of this Agreement (plus domestic or international air transportation excise taxes, as applicable, imposed by the Internal Revenue Code or other governmental charges which are collected by Domino’s as operator and remitted to the appropriate authority), such invoice to be issued by the thirtieth (30th) day of each calendar month for flights performed the preceding calendar month. User shall pay Domino’s the full amount of such invoice within ten (10) days of the date of the invoice. In the event Domino’s has not received supplier invoices for reimbursable charges listed in Paragraph 3 of this Agreement relating to such flight prior to such invoicing, Domino’s shall issue supplemental invoice(s) for such charge(s) to User, and User shall pay such charge(s) within ten (10) days of the date of each supplemental invoice.

5. Flight Requests. User will provide Domino’s with flight requests and proposed flight schedules as far in advance as possible and in any case at least twenty-four (24) hours in advance of User’s desired departure. Flight requests shall be in a form, whether oral or written, mutually convenient to and agreed upon by the parties. In addition to proposed schedules and departure times, User shall provide at least the following information for each proposed flight reasonably in advance of the desired departure time as required by Domino’s or its flight crew:

(a) departure point;

(b) destination;

(c) date and time of flight;

(d) number and identity of anticipated passengers;

(e) nature and extent of luggage and/or cargo to be carried;

(f) date and time of return flight, if any; and

(g) any other information concerning the proposed flight that may be pertinent to or required by Domino’s or its flight crew.

6. Aircraft Scheduling. Domino’s shall have final authority over all scheduling of the Aircraft, provided however that Domino’s will use reasonable efforts to accommodate User’s requests.

7. Aircraft Maintenance. As between the parties hereto, Domino’s shall be solely responsible for securing scheduled and unscheduled maintenance, preventive maintenance and required or otherwise necessary inspections of the Aircraft, and shall take such requirements into account in scheduling the Aircraft. Performance of maintenance, preventive maintenance or inspection shall not be delayed or postponed for the purpose of scheduling the Aircraft unless such maintenance or inspection can safely be conducted at a later time in compliance with applicable laws, regulations and requirements, and such delay or postponement is consistent with the sound discretion of the pilot-in-command.

8. Flight Crew. Domino’s shall provide, at its sole expense, qualified flight crew for all flight operations under this Agreement.

9. Operational Authority and Control. Domino’s shall be responsible for the physical and technical operation of the Aircraft and the safe performance of all flights, and shall retain full authority and control including exclusive operational control and possession of the Aircraft at all times during the term of this Agreement. In accordance with applicable FARs, the qualified flight crew provided by Domino’s will exercise all required duties and responsibilities in regard to the safety of each flight conducted hereunder. The pilot-in-command shall have absolute discretion in all matters concerning the preparation of the Aircraft for flight and the flight itself, the load carried and its distribution, the decision whether or not a flight shall be undertaken, the route to be flown, the place where landings shall be made, and all other matters relating to operation of the Aircraft. User specifically agrees that the flight crew shall have final and complete authority to delay or cancel any flight for any reason or condition which in the sole judgment of the pilot-in-command could compromise the safety of the flight, and to take any other action which in the sole judgment of the pilot-in-command is necessitated by considerations of safety. No such action of the pilot-in-command shall create or support any liability to User or any other person for loss, injury, damage or delay. The parties further agree that Domino’s shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty or breakdown, war, terrorism, civil commotion, strikes or labor disputes, weather conditions, acts of God, or other circumstances beyond Domino’s reasonable control.

10. Insurance and Limitation of Liability.

(a) Insurance. Domino’s will maintain or cause to be maintained in full force and effect throughout the term of this Agreement aircraft liability insurance in respect of the Aircraft in an amount at least equal to $100 million combined single limit for bodily injury to or death of persons (including passengers) and property damage liability. Domino’s shall use best efforts to procure such additional insurance coverage as User may request naming User as an additional insured; provided, that the cost of such additional insurance shall be borne by User pursuant to Paragraph 3(d) hereof.

(b) Limitation of Liability. User agrees that the insurance specified in Paragraph 10(a) of this Agreement shall provide the sole recourse for all claims, losses, liabilities, obligations, demands, suits, judgments or causes of action, penalties, fines, costs and expenses of any nature whatsoever, including attorneys’ fees and expenses for or on account of or arising out of, or in any way connected with the use of the Aircraft by User or his guests, including injury to or death of any persons, including User or any of his guests which may result from or arise out of the use or operation of the Aircraft during the term of this Agreement. This Paragraph 10 shall survive termination of this Agreement.

11. Warranties. User warrants that:

(a) He will use the Aircraft under this Agreement for and only for his own account, including the carriage of his guests, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire;

(b) He will not permit any lien, security interest or other charge or encumbrance to attach against the Aircraft as a result of his action or inaction, and shall not convey, mortgage, assign, lease or in any way alienate the Aircraft or Domino’s rights hereunder; and

(c) During the term of this Agreement, he will abide by and conform to and will cause all passengers to abide by and conform to all such laws, governmental and airport orders, rules, and regulations as shall from time to time be in effect relating in any way to the operation or use of the Aircraft under Part 91 of the FARs.

12. Base of Operations. For purposes of this Agreement, the base of operation of the Aircraft is Willow Run, Ypsilanti, Michigan; provided, that such base may be changed upon notice from Domino’s to User.

13. Notices and Communications. All notices and other communications under this Agreement shall be in writing (except as permitted in Paragraph 5 of this Agreement) and shall be given (and shall be deemed to have been duly given upon receipt or refusal to accept receipt) by personal delivery, the next business day if given by facsimile (with a simultaneous confirmation copy sent by first class mail properly addressed and postage prepaid) or by a reputable overnight courier service, addressed as follows:

If to Domino’s:

Domino’s Pizza LLC

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106-099

Attn: General Counsel

Phone: (734)930-3678

Fax: (734)327-8877

If to User:

Richard E. Allison, Jr.

Most recent address on file with the Company

or to such other person or address as either party shall from time to time designate by writing to the other party.

14. Further Acts. Domino’s and User shall from time to time perform such other and further acts and execute such other and further instruments as may be required by law or may be reasonably necessary (i) to carry out the intent and purpose of this Agreement and (ii) to establish, maintain and protect the respective rights and remedies of the other party.

15. Successors and Assigns. Neither this Agreement nor any party’s interest herein shall be assignable to any other party. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their representatives, successors and assigns.

16. Termination. Either party may terminate this Agreement for any reason upon written notice to the other, such termination to become effective ten (10) days from the date of the notice; provided, that this Agreement may be terminated as a result of a breach by either party of its obligations under this Agreement on ten (10) days written notice by the non-breaching party to the breaching party; and provided further, that this Agreement may be terminated on such shorter notice as may be required to comply with applicable laws, regulations, the requirements of any financial institution with a security or other interest in the Aircraft, insurance requirements or in the event the insurance required hereunder is not in full force and effect. Notwithstanding the foregoing, (i) this Agreement will automatically terminate in the event that User’s employment under the Employment Agreement terminates for any reason and (ii) any outstanding obligations of User to Domino’s under Paragraph 3 of this Agreement will survive any termination of this Agreement.

17. Governing Law. This Agreement shall be construed under and the legal relations between the parties shall be governed by the laws of the State of Michigan.

18. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected or impaired.

19. Amendment or Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and is not intended to confer upon any person or entity any rights or remedies hereunder which are not expressly granted herein. This Agreement may be amended or modified only in writing duly executed by the parties hereto.

20. TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS.

(a) DOMINO’S HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, OR SUCH SHORTER PERIOD AS DOMINO’S SHALL HAVE HAD POSSESSION OF THE AIRCRAFT, IN ACCORDANCE WITH THE PROVISIONS OF FAR PART 91 AND THAT ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET.

(b) DOMINO’S AGREES, CERTIFIES, AND KNOWINGLY ACKNOWLEDGES THAT WHEN THE AIRCRAFT IS USED UNDER THIS AGREEMENT, DOMINO’S SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OF THE AIRCRAFT.

Domino’s Pizza LLC

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106-099

(c) THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE, GADO, OR ACDO. DOMINO’S AGREES TO SEND AN EXECUTED COPY OF THIS AGREEMENT FOR AND ON BEHALF OF BOTH PARTIES TO: FLIGHT STANDARDS TECHNICAL DIVISION, P.O. BOX 25724, OKLAHOMA CITY, OKLAHOMA 73125, WITHIN TWENTY-FOUR (24) HOURS OF ITS EXECUTION, AS PROVIDED BY FAR 91-23(c)(1).

[Signature page immediately follows.]

IN WITNESS WHEREOF, the parties hereto have caused the signature of their authorized representatives to be affixed below on the day and year first above written. The persons signing below warrant their authority to sign.

DOMINO’S PIZZA LLC		USER:

By:	/s/ J. Patrick Doyle	By:	/s/ Richard E. Allison, Jr.
	Name: J. Patrick Doyle		Name: Richard E. Allison, Jr.
Title: Chief Executive Officer